Exhibit 3.14

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

• First: The name of the Corporation is:	TitleMax of Arizona, Inc.

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Second: Its registered office in the State of Delaware is to be located at Corp Trust Ctr, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $0.0000000000 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name	Marvin Fentress
Mailing Address	24 Drayton Street, Suite 1000
	Savannah	Zip Code	31401

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11 day of November, A.D., 2010.

By:	/s/ Marvin Fentress
(Incorporator)

Name:	Marvin Fentress
(Type or Print)